FOR FURTHER INFORMATION CONTACT:
Michael A. Bender
EVP, Chief Financial Officer
(480) 315-6634
Investorrelations@spiritrealty.com
Press Release

Spirit Realty Capital, Inc. Declares
Cash Dividend for the First Quarter 2014

Scottsdale, AZ, March 18, 2014 (BUSINESS WIRE) – Spirit Realty Capital, Inc. (NYSE: SRC), a real estate investment trust that invests in single-tenant, operationally essential real estate, announced today that the Company’s Board of Directors has declared a $0.16625 per share cash dividend on its common stock for the first quarter of 2014.

The dividend equates to an annualized rate of $0.665 per share and will be paid on April 15, 2014 to stockholders of record on March 31, 2014.

About Spirit Realty Capital
Spirit Realty Capital was formed in 2003 to invest in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Spirit Realty Capital completed its initial public offering in September 2012 and trades under the symbol “SRC” on the New York Stock Exchange. Spirit Realty Capital has an estimated enterprise value of $7.3 billion comprising a diverse portfolio of 2,186 properties across 48 states as of December 31, 2013. More information about Spirit Realty Capital can be found at www.spiritrealty.com.
#    #    #

Forward-Looking and Cautionary Statements
Statements contained in this press release that are not historical facts are forward-looking statements. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, our continued ability to source new investments, risks associated with using debt to fund the company’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the real estate markets), risks related to the recent significant merger we completed, our ability to integrate the portfolios, disruption from the merger making it more difficult to maintain business and operational relationships, unknown liabilities acquired in connection with the acquired properties of the merger counterparty, portfolios of properties, or interests in real-estate related entities, and those discussed in the Company’s filings with the Securities and Exchange Commission from time to time, including the pre-merger entities’ Annual Reports on Form 10-K, as well as the Company’s press releases, which can be found on the Company’s website at www.spiritrealty.com. The Company expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NY\5735179.2